REDWOOD TRUST, INC.

ARTICLES OF AMENDMENT

Redwood Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first sentence of Section (A) of Article VI in its entirety and inserting the following in lieu thereof:

The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred eighty million (180,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value of One Million Eight Hundred Thousand Dollars ($1,800,000).

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 165,000,000 shares of capital stock, all of which was classified as common stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $1,650,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 180,000,000 shares of capital stock, all of which is classified as common stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $1,800,000.

FOURTH: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 16th day of May, 2013.

ATTEST:	REDWOOD TRUST, INC.

/s/ Andrew P. Stone	By:	/s/ Martin S. Hughes	(SEAL)
Andrew P. Stone		Martin S. Hughes
Secretary		Chief Executive Officer